CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 366 to Registration Statement No. 333-62298 on Form N-1A of our report dated January 28, 2013, relating to the financial statements and financial highlights of Trust for Professional Managers, including the Gerstein Fisher Multi-Factor Growth Equity Fund and the Gerstein Fisher Multi-Factor International Growth Equity Fund (the “Funds”), appearing in the Funds’  Annual Report on Form N-CSR of Trust for Professional Managers for the year ended November 30, 2012, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information,  which are part of such Registration Statement.

March 21, 2013